May 1, 1997


Health Care Capital Partners, L.P.
One East Putman Avenue
Greenwich, CT 06830
Attention:  Robert T. Thompson


         As an inducement to Health Care Capital Partners, L.P. ("HCCP") to enter into the Securities Purchase Agreement, dated as of May 1, 1997 (the "Purchase Agreement"), between Gensia Sicor Inc. (the "Company") and HCCP, the undersigned hereby certifies that:

         1. The undersigned has reviewed the Purchase Agreement and the letter from Gensia Sicor Inc. to HCCP, dated May 1, 1997 (the "Letter") with respect to the Business Plan and the Subsidiary Plans (as such terms are defined in the Letter) and confirms that the representations and warranties of the Company set forth in the Purchase Agreement in Section 2 and in the Letter, insofar as they relate to Rakepoll Holdings, B.V. and its subsidiaries, are true and accurate as of the date hereof.

         2. There are no facts disclosed in the Purchase Agreement or the Schedules attached thereto or the Letter, nor is Rakepoll Finance N.V. aware of any facts, as of the date hereof, which could serve as a basis for any claim or claims by it or any of its affiliates under, or in connection with, the Stock Exchange Agreement, dated as of November 12, 1996, as amended, between Gensia, Inc. and Rakepoll Finance N.V. (the "Exchange Agreement").

         3. The currently operative "Funding Plan" referred to in the Shareholders' Agreement (as defined in the Purchase Agreement) is the business Plan (as defined in the Letter) provided to HCCP.

         4. The representations and warranties with respect to intercompany and affiliate debt set forth in Section 2 of the Waiver of Condition to Closing, dated as of February 28, 1997, between the Company and Rakepoll Finance N.V. (attached hereto as Exhibit A) are true and correct as of the date hereof.
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         5.  On the Closing Date (as defined in the Purchase Agreement), the undersigned will cause its designees on the Board of Directors of the Company to vote in favor of such action as is necessary to elect one designee of HCCP to membership on such Board. Thereafter, so long as HCCP and/or its affiliates and affiliates of its general partner continue to hold at least $10,000,000 in aggregate liquidation value or stated value of the Company's 2.675% Subordinated Convertible Notes due May 1, 2004 or Series A Convertible Preferred Stock, in any election of directors of the Company, the undersigned and its affiliates will vote all of their common stock of the Company in favour of one director designated by HCCP.

                                  Rakepoll Finance N.V.


                                          By: /s/ Carlo Salvi
                                          Name:  Carlo Salvi
                                          Title: Chairman of the
                                                 Board of Rakepoll
                                                 Finance N.V.